   As filed with the Securities and Exchange Commission on May 8, 2000

                                                Registration No. 333-33098
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                Amendment

                                  No. 1

                                    to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               CLECO CORPORATION
            (Exact name of registrant as specified in its charter)

             Louisiana                                72-1445282
    (State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)                Identification No.)

      2030 Donahue Ferry Road                    Michael P. Prudhomme
  Pineville, Louisiana 71360-5226                 Secretary-Treasurer
           (318) 484-7400                       2030 Donahue Ferry Road
 (Address, including zip code, and          Pineville, Louisiana 71360-5226
         telephone number,                          (318) 484-7400
      including area code, of             (Name, address, including zip code,
  registrant's principal executive               and telephone number,
              offices)                     including area code, of agent for
                                                       service)

                               ----------------
                                   Copy to:
                               Timothy S. Taylor
                              Baker Botts L.L.P.
                                 910 Louisiana
                                One Shell Plaza
                           Houston, Texas 77002-4995
                                (713) 229-1234

                               ----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

   Pursuant to Rule 429 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement (which Prospectus relates to Debt Securities with an aggregate maximum initial offering price of $200,000,000) is a combined Prospectus and also relates to the Registrant's Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Form S-3 (No. 333-02895).

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus supplement and the accompanying prospectus + +is not complete and may be changed. We may not sell these securities until + +the registration statement filed with the Securities and Exchange Commission + +is effective. This prospectus supplement and the accompanying prospectus are + +not an offer to sell these securities and are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Subject to Completion. Dated May 8, 2000.
Prospectus Supplement to Prospectus dated         , 2000.

CLECO CORPORATION
                                                                    [CLECO LOGO]

$100,000,000    % Notes due         , 2010

                                  -----------

Maturity

 . The notes will mature on         , 2010.

Interest

 . Interest on the notes is payable on      and       of each year, beginning
      , 2000.

Redemption

 . We may redeem some or all of the notes at any time. The redemption prices are described beginning on page S-8.

 . There is no sinking fund for the notes.

Ranking

 . The notes are unsecured and rank equally with all our existing and future unsecured and unsubordinated indebtedness.

 . The notes effectively rank below all of the liabilities of our subsidiaries.

Listing

 . We do not intend to list the notes on any securities exchange.

                                  -----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                               Per Note  Total
                                                               -------- -------
Initial public offering price.................................      %   $
Underwriting discount.........................................      %   $
Proceeds, before expenses, to us..............................      %   $

Your purchase price will also include any interest that has accrued on the
notes since      , 2000.

                                  -----------

The underwriter listed below will purchase the notes from us on a firm commitment basis and offer them to you, subject to certain conditions. The notes will be delivered through the book-entry delivery system of The
Depository Trust Company on      , 2000.

                           BNY Capital Markets, Inc.

                                  -----------

           The date of this prospectus supplement is         , 2000.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any additional or different information. If you receive any unauthorized information, you should not rely on it. We are offering to sell the notes only in places where the offers and sales are permitted. The information contained in this prospectus supplement or the accompanying prospectus is current only as of the date of this prospectus supplement or the accompanying prospectus and any information incorporated by reference is current only as of the date of the document incorporated by reference.

                               ----------------

                               Table of Contents

                                                                            Page
                                                                            ----
                             Prospectus Supplement
Where You Can Find More Information........................................  S-3
About Cleco Corporation....................................................  S-3
Recent Developments........................................................  S-3
Capitalization.............................................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-5
Use of Proceeds............................................................  S-5
Selected Financial Information.............................................  S-6
Description of the Notes...................................................  S-7
Underwriting............................................................... S-11
Legal Matters.............................................................. S-12
                                   Prospectus
About This Prospectus......................................................    2
Where You Can Find More Information........................................    3
Cautionary Statements Regarding Forward-Looking Information................    4
Cleco Corporation..........................................................    4
Ratio of Earnings to Fixed Charges.........................................    5
Use of Proceeds............................................................    5
Description of Our Debt Securities.........................................    5
Plan of Distribution.......................................................   18
Validity of Securities.....................................................   20
Experts....................................................................   20

                    WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. We are incorporating by reference the document listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

  . Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 30, 2000.

                            ABOUT CLECO CORPORATION

   We are a diversified energy services company, operating through three principal subsidiaries: Cleco Utility Group Inc., Cleco Midstream Resources LLC and Utility Construction and Technology Solutions LLC, which we will refer to as UtiliTech.

   Cleco Utility Group is an electric utility and contains our regulated generation, transmission and distribution assets. Cleco Utility Group provides regulated electric utility services to approximately 246,000 customers in the State of Louisiana.

   Cleco Midstream is the entity through which we operate our nonregulated electric generation, energy marketing, natural gas pipeline and oil and natural gas production businesses. Cleco Midstream owns our interest in Cleco Evangeline LLC and Acadia Power Holding LLC.

  . Cleco Evangeline is currently constructing and repowering a 750 megawatt
    (MW), natural gas-fired generating station in St. Landry, Louisiana. We have entered into a 20-year tolling agreement with Williams Energy Marketing & Trading Company whereby Williams Energy will supply all the fuel for, and purchase all the output from, the plant. We will own and operate the plant, which is expected to commence operations in mid-2000.

  . Acadia Power Holding owns our 50% interest in a 50/50 joint venture between us and Calpine Corporation formed to own and operate a 1,000 MW natural gas-fired generating station in Eunice, Louisiana. Construction of the plant is expected to start in mid-2000, with commercial operations scheduled to commence in mid-2002. With Calpine, we are currently considering a number of off-take arrangements for the plant.

   UtiliTech provides line construction and engineering services to electric utilities, municipalities and rural electric cooperatives primarily in Arkansas, Louisiana, Mississippi and Texas.

   Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our telephone number at that location is
(318) 484-7400.

                              RECENT DEVELOPMENTS

First Quarter Results

   For the three months ended March 31, 2000, we reported net income applicable to common stock of $12.3 million, an increase of 52.9% from the $8.0 million of net income applicable to common stock reported for the three months ended March 31, 1999. Excluding an extraordinary gain of $2.5 million related to the purchase of debt by one of our subsidiaries, we reported net income applicable to common stock of approximately $9.8 million for the three months ended March 31, 2000. This represented a 21.6% increase over the level reported for the three months ended March 31, 1999.

   We reported total operating revenue of $141.0 million and operating income of $23.1 million for the three months ended March 31, 2000, which represented increases of 15.9% and 18.6%, respectively, over the levels reported for the three months ended March 31, 1999. The increases in total operating revenue, operating income and net income applicable to common stock were primarily attributable to Cleco Utility Group. For the three months ended March 31, 2000, Cleco Utility Group experienced a 5.8% increase in kilowatt-hour sales, as compared to the three months ended March 31, 1999, primarily due to customer growth and warmer weather in March 2000.

Start-up of Cleco Evangeline

   We expect to commence full operation of the Cleco Evangeline plant on July 1, 2000, one month later than originally planned. A low pressure rotor in one of the plant's turbines was damaged during a planned refurbishment. As a result, a portion of the plant's generating capacity has been put on hold until the rotor can be repaired. We expect that more than two-thirds of the plant's generating capacity will be operational on or before June 1, 2000, as scheduled.

                                 CAPITALIZATION

   The following table presents our capitalization as of December 31, 1999 on an historical basis and as adjusted to reflect the sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds." You should read this table in conjunction with our consolidated financial statements, related notes and other financial information we have incorporated by reference.

                                                           December 31, 1999
                                                         ---------------------
                                                                        As
                                                           Actual    Adjusted
                                                         ---------- ----------
                                                            (In thousands)
Cash and cash equivalents............................... $   25,161 $  105,161
                                                         ========== ==========
Short-term debt, including current portion of long-term
 debt................................................... $   53,363 $   33,363
                                                         ========== ==========
Long-term debt:
 Long-term bank loans................................... $    9,106 $    9,106
 Notes offered hereby...................................         --    100,000
 Other long-term debt, excluding current portion........    577,486    577,486
                                                         ---------- ----------
  Total long-term debt..................................    586,592    686,592

Preferred stock.........................................     13,889     13,889
Total common stockholders' equity.......................    438,656    438,656
                                                         ---------- ----------
 Total capitalization................................... $1,039,137 $1,139,137
                                                         ========== ==========

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table presents our ratio of earnings from continuing operations to fixed changes for each of the periods indicated:

                                                      Year Ended December 31,
                                                   -----------------------------
                                                   1999  1998  1997  1996  1995
                                                   ----- ----- ----- ----- -----
Ratio of earnings from continuing
 operations to fixed charges...................... 3.77x 3.80x 3.74x 3.70x 3.49x

   For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and preferred stock dividends. Fixed charges consist of interest expense, amortization of debt expense and premiums, net, and an estimate of the interest within rental expense.

                                USE OF PROCEEDS

   We intend to use approximately $38.6 million of the net proceeds from the sale of the notes to fund our investment in Cleco Evangeline. We intend to use approximately $20.0 million of the net proceeds from the sale of the notes to retire short-term debt that we borrowed principally to provide working capital. As of March 31, 2000, there was approximately $32.3 million of short-term debt outstanding, excluding current portion of long-term debt. The weighted average interest rate on short-term debt outstanding on March 31, 2000 was 6.12%. We intend to use the remaining net proceeds from the sale of the notes for general corporate purposes, including the funding of a portion of our investment in the Acadia Power project.

                         SELECTED FINANCIAL INFORMATION

   You should read our selected financial information set forth below in conjunction with our consolidated financial statements, related notes and other financial information we have incorporated by reference.

   We have included EBITDA in our selected financial information because it is a widely accepted indicator of a company's ability to service debt. You should be aware, however, that EBITDA is not a generally accepted accounting principles (GAAP) measure and may not be comparable to similarly titled items of other companies. You should not consider EBITDA as an alternative to net income or any other GAAP measure of performance as an indicator of our operating performance or as a measure of our liquidity.

                                                   Year Ended December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ---------- ---------- ----------
                                                        (In thousands)
Income Statement Data
Total operating revenue....................... $  768,200 $  515,175 $  456,245
Operating income..............................    112,541    106,965    106,539
Net income applicable to common stock.........     54,756     51,664     50,402


Other Data
EBITDA (a).................................... $  161,270 $  155,012 $  153,677
Depreciation and amortization.................     51,301     50,852     47,719
Capital expenditures..........................    179,226     94,030     77,525

Total interest charges........................     29,603     27,360     28,586
Income taxes..................................     27,224     26,666     27,729
Preferred dividends...........................      2,010      2,137      2,117


Balance Sheet Data
Total assets.................................. $1,704,650 $1,429,000 $1,361,044
PP&E, net.....................................  1,211,617  1,089,798  1,025,562
Long-term debt................................    586,592    343,368    366,260
Preferred stock...............................     13,889     18,475     17,456
Total common stockholders' equity.............    438,656    424,691    408,751

--------

(a) EBITDA reflects earnings before total interest charges, net of allowance for funds used during construction, income taxes, depreciation and amortization.

                            DESCRIPTION OF THE NOTES

   You should read the following summary of selected provisions of the notes in conjunction with the description of our debt securities in the accompanying prospectus, which includes provisions that may be important to you.

General

   The notes will mature on         , 2010 and will bear interest at    % per
year from
           , 2000. We:

    . will pay interest semiannually in arrears on       and       of each
      year, commencing      , 2000

    . will pay interest to the person in whose name a note is registered at
      the close of business on the        or        preceding the interest
      payment date

    . will calculate interest on the basis of a 360-day year of twelve 30-day months

    . will make all payments by wire transfer for notes held in book-entry form.

   Interest payable on any interest payment date and at maturity or any redemption date will be the amount of interest accrued from and including the most recent interest payment date to which interest has been paid or duly provided for, or from and including the date of issuance if no interest has been paid or duly provided for with respect to the notes, to but excluding such interest payment date or the maturity date or date of redemption, as the case may be. If any interest payment date or the maturity date or date of earlier redemption of the notes falls on a day that is not a business day, the payment otherwise then due will be made on the next business day, and without any interest or other payment in respect of any such delay, with the same force and effect as if it were made on the date such payment was originally payable.

   We will issue the notes under a senior indenture dated as of May 1, 2000, as amended or supplemented from time to time, between us and Bank One, N.A., as trustee. The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. The notes constitute one of a series of debt securities that may be issued from time to time under the indenture. The notes will not be entitled to the benefit of any sinking fund.

Ranking

   The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. As of December 31, 1999, as adjusted to give effect to the issuance of the notes and the use of proceeds from the issuance thereof, we would have had an aggregate of approximately $720.0 million of consolidated indebtedness, of which approximately $620.0 million would have been owed by subsidiaries and therefore effectively senior to the notes. The indenture does not restrict the amount of additional indebtedness that we or our subsidiaries may incur.

   Since we are a holding company, our ability to pay debt service on the notes is dependent upon the cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends and make debt service payments to us. Certain of our subsidiaries have contractual restrictions on the amount of dividends that they may pay us. In addition, Cleco Utility Group, our largest subsidiary, is subject to regulation by the Louisiana Public Service Commission, which may in the future impose limits on the amount of dividends that Cleco Utility Group may pay us.

Book-Entry Only Issuance--The Depository Trust Company

   Upon issuance, the notes will be represented by one or more global securities deposited with or on behalf of The Depository Trust Company (DTC), which will act as depositary with respect to the notes. The global securities representing the notes will be registered in the name of a nominee of DTC. This means that we will not issue certificates to you for the notes. Each global security will be issued to DTC, which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Except under the circumstances described in the accompanying prospectus under the heading "Description of Our Debt Securities--Global Securities," the notes will not be issuable in definitive form.

   A further description of DTC's procedures with respect to global securities representing the notes is set forth in the accompanying prospectus under the heading "Description of Our Debt Securities--Regarding DTC."

Optional Redemption

   We may, at our option, redeem some or all of the notes at any time. If we choose to do so, we or the indenture trustee will mail a notice of redemption to you not less than 30 days and not more than 60 days before the redemption occurs. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued interest to (but excluding) the redemption date and a make-whole premium, if any. The make-whole premium will be an amount equal to the excess, if any, of:

    (1) the sum of the present values, calculated as of the redemption date, of:

      (a) each interest payment that, but for the redemption, would have been payable on the note being redeemed, excluding any accrued interest for the period prior to the redemption date; and

      (b) the principal amount that, but for the redemption, would have been payable at the final maturity of the note being redeemed;

   over

    (2) the principal amount of the note being redeemed.

   The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the redemption date
at a discount rate equal to the Treasury Yield plus    basis points.

   The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banking institution at least 45 business days prior to the redemption date, or if the institution we appoint is unwilling or unable to calculate the make-whole premium, the calculation will be made by BNY Capital Markets, Inc. or, if it is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the indenture trustee.

   "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

   The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release. If this statistical release contains a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United

States Treasury Notes that have a constant maturity closest to and less than the Remaining Term, in each case as set forth in the referenced statistical release. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in this statistical release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution calculating the make-whole premium.

   If less than all of the notes are redeemed, the indenture trustee will choose the notes to be redeemed by any method that it deems fair and appropriate.

Certain Covenants Relating to the Notes

   Limitation on Consolidation, Merger and Sale of Assets. The notes are entitled to the benefit of the restrictive covenant described in the accompanying prospectus under the heading "Description of Our Debt Securities-- Consolidation, Merger and Sale of Assets."

   Limitation on Liens on Voting Securities of Subsidiaries. We have agreed in the supplemental indenture establishing the terms and provisions of the notes that, so long as any notes remain outstanding, we will not, and will not permit any subsidiary to, pledge or grant a security interest in, or permit any pledge, security interest or other lien upon, any voting securities owned directly or indirectly by us or them in any subsidiaries to secure any indebtedness for borrowed money, without making effective provision to secure the notes equally and ratably with the other indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply, however, to:

    (1) any pledge, security interest or encumbrance upon any voting securities of our subsidiaries existing as of the closing date of the offering of the notes,

    (2) the creation or existence of any pledge, security interest or encumbrance upon any voting securities of our subsidiaries

      (a) created at the time of our acquisition (including acquisition through merger or consolidation) of those voting securities or within 24 months after our acquisition of those voting securities to secure all or a portion of the purchase price for those voting securities,

      (b) existing on the voting securities at the time of our acquisition of those voting securities or

      (c) created solely to secure obligations incurred to finance the refurbishment, improvement, installation, development or construction of any asset of ours or our subsidiaries, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement, installation, development or construction, or

    (3) any extension, renewal or refunding of any pledge, security interest or encumbrance described in clauses (1) and (2).

   Limitation on Issuance or Disposition of Voting Securities of Restricted Subsidiaries. We have also agreed in the supplemental indenture that we will not, and will not permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any voting securities of any restricted subsidiary (except to us or to one or more restricted subsidiaries or for the purpose of qualifying directors); provided, however, that this limitation shall not apply if

    (1) all or any part of such voting securities are issued, sold, assigned, transferred or otherwise disposed of in a transaction for consideration that is at least equal to the fair value of such voting securities, as determined by the board of directors acting in good faith, or

    (2) the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at our or a restricted subsidiary's request.

   The term "restricted subsidiary" means any subsidiary that is a consolidated operating subsidiary that accounts for 10% or more of our consolidated revenues or assets as of the date of our most recent audited financial statements and any other subsidiary that our board of directors designates as a restricted subsidiary.

   The term "subsidiary" means a person more than 50% of the outstanding voting securities of which are owned, directly or indirectly, by us or by one or more of our subsidiaries, or by us and one or more other subsidiaries.

   The term "voting security" means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Defeasance or Covenant Defeasance

   In some circumstances, we may elect to discharge our obligations on the notes through defeasance and discharge or defeasance of certain covenants. See "Description of Our Debt Securities--Defeasance or Covenant Defeasance" in the accompanying prospectus for more information about how we may do this.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to BNY Capital Markets, Inc., as underwriter, and BNY Capital Markets, Inc. has agreed to purchase from us, $100 million principal amount of the notes. In the underwriting agreement, the underwriter has agreed to the terms and conditions to purchase all of the notes offered if any of the notes are purchased.

   We expect the expenses associated with the offer and sale of the notes to be
approximately $   .

   The underwriter proposes to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % per note. The underwriter may allow, and such dealers may reallow, a discount not in excess of % per note to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   Prior to this offering, there has been no public market for the notes. The notes will not be listed on any securities exchange or quoted in any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes. The underwriter will have no obligation to make a market in the notes, however, and may cease market-making activities, if commenced, at any time. There can be no assurance of a secondary market for the notes or that the notes may be resold.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

   In connection with the offering, the underwriter may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purposes of preventing or retarding a decline in the market price of the notes. Short positions involve the sale by the underwriter of a greater number of notes than it is required to purchase from us in the offering. The underwriter also may impose a penalty bid, in which selling concessions allowed to broker dealers in respect of the notes sold in the offering for their account may be reclaimed if such notes are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

   The underwriter or its affiliates in the past have provided investment banking and/or commercial banking services and other financial services for us and our affiliates and have received compensation and expense reimbursement for these services. The underwriter or its affiliates may in the future provide investment banking and/or commercial banking services and other financial services to us or our affiliates for which they will receive compensation and expense reimbursement.

                                 LEGAL MATTERS

   Certain legal matters in connection with the notes offered by this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Phelps Dunbar, L.L.P., New Orleans, Louisiana, will pass upon all matters of Louisiana law in this connection. Cahill Gordon & Reindel, New York, New York, will pass upon certain legal matters for the underwriter.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion, dated May 8, 2000

Prospectus

[Cleco Corporation Logo]
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(318) 484-7400

                                  $200,000,000

                                Debt Securities

     --------------------------------------------

     We may offer and sell up to $200,000,000 of our debt securities in one or more series by using this prospectus. Our debt securities will be unsecured and will be either senior or subordinated obligations.
     Our debt securities will be effectively
     subordinated to creditors of our
     subsidiaries with respect to the assets and earnings of our subsidiaries. We will establish the terms for our debt securities at the time we sell them and we will describe them in one or more supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement.

     --------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is      , 2000.

                               Table of Contents

About This Prospectus.......................................................   2
Where You Can Find More Information.........................................   3
Cautionary Statement Regarding Forward-Looking Information..................   4
Cleco Corporation...........................................................   4
Ratio of Earnings to Fixed Charges..........................................   5
Use of Proceeds.............................................................   5
Description of Our Debt Securities..........................................   5
Plan of Distribution........................................................  18
Validity of Securities......................................................  20
Experts.....................................................................  20

                             About This Prospectus

   This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. By using this process, we may offer up to $200,000,000 of our debt securities in one or more offerings. This prospectus provides you with a description of the debt securities we may offer. Each time we offer debt securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the "Where You Can Find More Information" section of this prospectus.

   References in this prospectus to the terms "we," "us" or other similar terms mean Cleco Corporation and its predecessors, unless the context clearly indicates otherwise.

   You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell debt securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                      Where You Can Find More Information

   We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. and on our Internet site located at http://www.cleco.com. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

   The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities is completed:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

   This prospectus is part of a registration statement we have filed with the SEC relating to our debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

   You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                               Cleco Corporation
                            2030 Donahue Ferry Road
                        Pineville, Louisiana 71360-5226
                           Attn: Corporate Secretary
                                 (318) 484-7400

           Cautionary Statement Regarding Forward-Looking Information

   This prospectus, including the information we incorporate by reference, contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify our forward-looking statements by the words "anticipate," "estimate," "expect," "objective," "projection, "forecast," "goal" or other similar words.

   We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

   The following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

  . state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas industry,

  . industrial, commercial and residential growth in Cleco Utility Group
    Inc.'s service territory,

  . the weather and other natural phenomena,

  . the timing and extent of changes in commodity prices and interest rates,

  . changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control,

  . the results of financing efforts,

  . the operating performance of the facilities of Cleco Utility Group Inc.
    and Cleco Evangeline LLC, and

  . other factors we discuss in this prospectus and our other filings with the SEC.

                               Cleco Corporation

   We are a diversified energy services company. Cleco Utility Group Inc., our electric utility subsidiary, contains our Louisiana Public Service Commission jurisdictional generation, transmission and distribution electric utility operations and provides electric utility services to approximately 246,000 customers in the State of Louisiana.

   Our other principal subsidiaries include:

  . Cleco Midstream Resources LLC, which operates competitive Louisiana
    Public Service Commission nonjurisdictional electric generation, oil and natural gas production, energy marketing and natural gas pipeline businesses.

  . Utility Construction and Technology Solutions LLC, which provides utility engineering and line construction services to municipal governments, rural electric cooperatives and investor-owned electric companies.

   Subject to certain limited exceptions, we are exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935.

                       Ratio of Earnings to Fixed Charges

   The following table sets forth our ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                                    Year Ended December 31,
                                                 -----------------------------
                                                 1999  1998  1997  1996  1995
                                                 ----- ----- ----- ----- -----
Ratio of earnings from continuing operations to
 fixed charges.................................. 3.77x 3.80x 3.74x 3.70x 3.49x

                                Use of Proceeds

   Unless we inform you otherwise in the prospectus supplement, we anticipate using net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

  . working capital,

  . capital expenditures,

  . equity investments in existing and future projects,

  . acquisitions, and

  . the repayment or refinancing of our indebtedness, including inter-company indebtedness.

                       Description of Our Debt Securities

   The debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture we will enter into with Bank One, N.A., as trustee. We will issue subordinated debt securities under an indenture we will enter into with Bank One, N.A., as trustee. We refer to the senior indenture and the subordinated indenture in this prospectus collectively as the "indentures." We have filed the forms of the indentures with the SEC as exhibits to the registration statement covering the debt securities offered by this prospectus. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures.

   We may issue debt securities from time to time in one or more series under the indentures. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the relevant indenture that may be important to you before investing in our debt securities.

   The provisions of each of the indentures are substantially identical in substance, except that the subordinated indenture provides for the subordination of the subordinated debt securities. We describe the subordination provisions of the subordinated indenture in the "Subordination Under the Subordinated Indenture" section of this prospectus. We have included cross-references in the summary below to refer you to the section numbers of the indentures we are describing. The section numbers are the same for both of the indentures, unless we state otherwise.

The Terms of the Debt Securities

   We may issue debt securities in separate series from time to time under each of the indentures. The total principal amount of debt securities that may be issued under the indentures is unlimited. We may limit the maximum total principal amount for the debt securities of any series. However, any limit may be increased by resolution of our board of directors. (Section 301) We will establish the terms of each series of debt securities, which may not be inconsistent with the related indenture, in a supplemental indenture. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior and be subordinate to all of our senior indebtedness as we describe in the "Subordination Under the Subordinated Indenture" section of this prospectus. Both the senior debt securities and the subordinated debt securities will be effectively subordinated to creditors of our subsidiaries.

   We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

  . the title of the debt securities;

  . whether the debt securities are senior debt securities or subordinated debt securities;

  . the specific indenture under which the debt securities will be issued;

  . any limit on the total principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates;

  . the interest rate or rates of the debt securities, if any, or the method used to determine the rate or rates;

  . the date or dates from which interest will accrue on the debt securities, or the method used for determining those dates;

  . the interest payment dates and the regular record dates for interest payments, if any, or the method used to determine those dates;

  . the basis for calculating interest if other than a 360-day year of twelve
    30-day months;

  . the place or places where:

    . payments of principal, premium, if any, and interest on the debt securities will be payable;

    . the debt securities may be presented for registration of transfer or exchange; and

    . notices and demands to or upon us relating to the debt securities may be made;

  . any provisions for redemption of the debt securities;

  . any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity;

  . the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

  . any provisions that would determine the amount of principal, premium, if any, or interest on the debt securities by reference to an index or pursuant to a formula;

  . the currency, currencies or currency units in which the principal, premium, if any, and interest on the debt securities will be payable, if other than $US, and the manner for determining the equivalent principal amount in $US;

  . any provisions for the payment of principal, premium, if any, and interest on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable;

  . the percentage of the principal amount at which the debt securities will be issued and, if other than 100%, the portion of the principal amount of the debt securities which will be payable if the maturity of the debt securities is accelerated, or the method for determining such portion;

  . if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

  . any variation of the defeasance and covenant defeasance sections of the relevant indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution;

  . whether any of the debt securities will initially be issued in the form of a temporary global security and the provisions for exchanging a temporary global security for definitive debt securities;

  . whether any of the debt securities will be issued in the form of one or more global securities and, if so:

    . the depositories for the global securities;

    . the form of any additional legends to be borne by the global securities;

    . the circumstances under which the global securities may be exchanged, in whole or in part, for debt securities registered in the name of persons other than the depositary for the global securities or its nominee; and

    . whether and under what circumstances a transfer of the global securities may be registered in the names of persons other than the depositary for the global securities or its nominee;

  . whether the interest rate of the debt securities may be reset;

  . whether the stated maturity of the debt securities may be extended;

  . any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable;

  . any addition to or change in the covenants in the relevant indenture;

  . any additions or changes to the relevant indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . the appointment of any paying agents for the debt securities, if other than the trustee;

  . the terms of any right to convert or exchange the debt securities into any other securities or property;

  . the terms and conditions, if any, securing the debt securities;

  . any restriction or condition on the transferability of the debt securities; and

  . any other terms of the debt securities consistent with the relevant indenture. (Section 301)

   We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $US.

Form, Exchange and Transfer of the Debt Securities

   We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

   Holders will generally be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

   Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

  . designate additional transfer agents;

  . rescind the designation of any transfer agent; or

  . approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

   In the event we elect to redeem a series of debt securities, neither we nor the applicable trustee will be required to register the transfer or exchange of any debt security of that series:

  . during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

  . if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

Global Securities

   Unless we inform you otherwise in the prospectus supplement, some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities. The global securities will have a total principal amount equal to the debt securities they represent. Unless we inform you otherwise in the prospectus supplement, each global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, referred to as "DTC," or any other successor depository we may appoint. We refer to DTC or the other depository in this prospectus as the "depositary." Each global security will be registered in the name of the depositary or its nominee. Each global security will bear a legend referring to the restrictions on exchange and registration of transfer of global securities that we describe below and any other matters required by the relevant indenture. Unless we inform you otherwise in the prospectus supplement, we will not issue debt securities in definitive form.

   Global securities may not be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

  . the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the indentures;

  . an event of default with respect to the global security has occurred and is continuing;

  . we determine in our sole discretion that the global security will be so exchangeable or transferable; or

  . any other circumstances in addition to or in lieu of those described above that we may describe in the prospectus supplement.

   All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names directed by the depositary. (Sections 204 and 305)

Regarding DTC

   DTC is:

  . a limited-purpose trust company organized under the New York Banking Law;

  . a "banking organization" within the meaning of the New York Banking Law;

  . a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform
    Commercial Code; and

  . a "clearing agency" registered under Section 17A of the Securities
    Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include:

  . securities brokers and dealers;

  . banks;

  . trust companies;

  . clearing corporations and some other organizations.

DTC is owned by a number of direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

   Upon our issuance of debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security, referred to as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. However, beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

   So long as the depositary for the global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indentures. Except as described above, beneficial owners will not:

  . be entitled to have debt securities represented by the global security registered in their names;

  . receive or be entitled to receive physical delivery of debt securities in definitive form; and

  . be considered the owners or holders thereof under the indentures.

   To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   We will make payments of principal, premium, if any, and interest on the debt securities represented by the global security registered in the name of the depositary or its nominee through the trustee under the relevant indenture or a paying agent, which may also be the trustee under the relevant indenture, to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we, the trustees, nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We have been advised that DTC will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is either our responsibility or the responsibility of the paying agent. Disbursement of these payments to direct participants is the responsibility of DTC. Disbursement of these payments to the beneficial owners is the responsibility of direct and indirect participants.

   We cannot assure you that DTC will distribute payments on the debt securities made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the debt securities that may be transmitted by or through DTC.

   According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

   We have obtained the information in this section concerning DTC and the DTC's book-entry system from sources that we believe are reliable. However, we take no responsibility for the accuracy of this information.

Payment and Paying Agents

   Unless we inform you otherwise in the prospectus supplement, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

   Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

  . check mailed to the address of the person entitled to the payment as it appears in the security register, or

  . by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the applicable trustee as the sole paying agent for the debt securities issued under the relevant indenture unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

   Any money deposited with the applicable trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustees and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Covenants

   We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

   Unless we inform you otherwise in the prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a "successor person," unless:

  . the successor person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States or a State in the United States;

  . the successor person assumes our obligations with respect to the debt securities and the relevant indenture;

  . immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

  . we have delivered to the trustee the certificates and opinions required under the relevant indenture. (Section 801)

Absence of Event Risk Protections

   Unless we inform you otherwise in the prospectus supplement, the indenture for a series of debt securities will not contain provisions permitting the holders of our debt securities to require prepayment in the event of a change in control of us, or in the event we enter into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, or in the event we dispose of one or more of our business units, nor are any such events deemed to be Events of Default under the terms of the indentures.

Events of Default

   Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

   Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

  . our failure to pay principal or premium, if any, on that series when due;

  . our failure to pay any interest on that series for 30 days;

  . our failure to deposit any sinking fund payment, when due, relating to that series;

  . our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 33% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture;

  . specified events involving bankruptcy, insolvency or reorganization; and

  . any other event of default we may provide for that series;

provided, however, that no event described in the fourth and sixth bullet points above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the debt securities generally, us or the indenture. (Section 501)

   If the principal, premium, if any, or interest on any series of debt securities is payable in a currency other than the $US and the currency is not available to us for making payments due to the imposition of exchange controls or other circumstances beyond our control, we may satisfy our obligations to holders of the debt securities by making payment in $US in an amount equal to the $US equivalent of the amount payable in the other currency. This amount will be determined by the trustee by reference to the noon buying rate in The City of New York for cable transfers for the other currency, referred to as the "exchange rate," as reported or otherwise made available by the Federal Reserve Bank of New York on the date of the payment, or, if the exchange rate is not then available, on the basis of the most recently available exchange rate. Any payment made in $US under these circumstances will not be an event of default under the indenture. (Section 501)

   If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series due and immediately payable. In order to declare the principal amount of the series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

   This right does not apply if:

  . an event of default described in the fourth bullet point above occurs, or

  . an event of default described in the sixth bullet point above that applies to all outstanding debt securities occurs.

   If any of these events of default occur and is continuing, either the trustee or holders of at least 33% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

   After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal have been cured or waived as provided in the indenture. (Section 502) For information as to waiver of defaults, please refer to the "Modification and Waiver" section below.

   If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

  . the direction is not in conflict with any law or the indenture;

  . the trustee may take any other action it deems proper which is not inconsistent with the direction; and

  . the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

   A holder of a debt security of any series may only pursue a remedy under the indenture if:

  . the holder gives the trustee written notice of a continuing event of default for that series;

  . holders of at least 33% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue that remedy;

  . the holder offers reasonable indemnity to the trustee;

  . the trustee fails to pursue that remedy within 60 days after receipt of the request; and

  . during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

   We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and, specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

   Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

   We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities of a particular series in order to:

  . evidence the succession of a successor person to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor person;

  . add to our covenants for the benefit of the holders or to surrender any of our rights or powers;

  . add events of default for any series of debt securities;

  . add or change any provisions of the indenture to the extent necessary to issue debt securities in bearer form;

  . add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding;

  . convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;

  . establish the form or terms of any series of debt securities;

  . provide for uncertificated securities in addition to certificated securities;

  . evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities;

  . correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series;

  . supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

  . comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded; or

  . add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

   We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

  . changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture;

  . reduces the principal amount of, or any premium or interest on, any debt security;

  . reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

  . changes the place or currency of payment of principal, premium, if any, or interest;

  . impairs the right to institute suit for the enforcement of any payment on any debt security;

  . reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

  . reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

  . makes certain modifications to such provisions with respect to modification and waiver;

  . makes any change that adversely affects the right to convert or exchange any debt security or decrease the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

  . changes the terms and conditions pursuant to which any series of debt securities that are secured in a manner adverse to the holders of the debt securities. (Section 902)

   Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or compliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding debt security of a series is required to:

  . waive any default in the payment of principal, premium, if any, or interest, or

  . waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding security of the series affected. (Sections 513 and 1006)

   In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

  . the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

  . if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security;

  . the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $US equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above; and

  . debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

Some debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be outstanding. (Section 101)

   We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Subordination Under the Subordinated Indenture

   We have defined some of the terms we use in this subsection at the end of this subsection.

   The subordinated debt securities issued under the subordinated indenture will be unsecured and junior in right of payment to all of our senior indebtedness. This means we will not be permitted to make a payment on the subordinated debt securities if:

  . any of our senior indebtedness is not paid when due, any applicable grace period with respect to any payment default has ended and the payment default has not been cured or waived or ceased to exist; or

  . the maturity of any of our senior indebtedness has been accelerated because of a default and that acceleration has not been rescinded.

   If our assets are distributed to our creditors upon our dissolution, winding-up or liquidation, whether voluntarily or involuntarily or in bankruptcy, insolvency, receivership, reorganization or other similar proceedings, all principal, premium, if any, interest and any other amounts due or to become due on all of our senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

   "Debt" in the subordinated indenture means, with respect to any person at any date of determination, without duplication:

  . all indebtedness for borrowed money;

  . all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . all obligations under letters of credit or bankers' acceptances or other similar instruments, or related reimbursement obligations, issued on the account of such person;

  . all obligations to pay the deferred purchase price of property or services, except trade payables;

  . all obligations as lessee under capitalized leases;

  . all debt of others secured by a lien on any asset of such person, whether or not the debt is assumed by the person, provided that, for purposes of determining the amount of any debt of the type described in this clause, if recourse with respect to the debt is limited to the asset, the amount of the debt is limited to the lesser of the fair market value of the asset or the amount of the debt;

  . all debt of others guaranteed by such person to the extent such debt is guaranteed by such person; and

  . to the extent not otherwise included in this definition, all obligations for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

   "Senior indebtedness" in the subordinated indenture means the principal, premium, if any, and interest on and all other amounts due in connection with all of our debt, whether created, incurred or assumed before, on or after the date of the subordinated indenture. However, senior indebtedness does not include:

  . debt to any of our subsidiaries;

  . any series of subordinated debt securities under the subordinated indenture;

  . accounts payable or any other indebtedness or monetary obligation to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

  . debt that, when incurred and without respect to any election under
    Section 1111(b) of Title 11, U.S. Code, was without recourse; and

  . other debt which by the terms of the instrument creating or evidencing it is specifically designated as being subordinated to or pari passu with the subordinated debt securities.

   The subordinated indenture does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

Defeasance and Covenant Defeasance

   Unless the context clearly indicates otherwise, we use the terms "indenture" and "trustee" in this subsection to mean the relevant indenture and the applicable trustee with respect to any series of debt securities we may offer.

   Unless we inform you otherwise in the prospectus supplement, the provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the debt securities of any series. (Section 1401)

   Defeasance and Discharge. We will be discharged from all of our obligations with respect to the debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

   Defeasance of Certain Covenants. In certain circumstances, we may omit to comply with specified restrictive covenants, including those described under "Consolidation, Merger and Sale of Assets" and any that we may describe in the prospectus supplement, and in those circumstances the occurrence of certain events of default, which are described in the fourth bullet point above, with respect to such restrictive covenants, under "Events of Default" and any that may be described in the prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to the debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities on the respective stated maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but might not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments. (Sections 1403 and 1404)

Notices

   Holders will receive notices by mail at their addresses as they appear in the security register. (Sections 101 and 106)

Title

   We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

   New York law will govern the indentures and the debt securities. (Section
112)

Regarding the Trustee

   Bank One, N.A. or an affiliate thereof acts as (a) trustee, collateral agent and securities intermediary under certain senior secured bonds issued by Cleco Evangeline and (b) trustee under certain first mortgage bonds issued by Cleco Utility Group. Bank One or an affiliate thereof also is (a) a lender and syndication agent under a 364-day credit agreement between Cleco Corporation and Bank One (or an affiliate thereof) and (b) a lender to Cleco Corporation and Cleco Utility Group under certain other credit facilities. In addition, Bank One and its affiliates may from time to time act as a depositary for funds of, make loans to, and perform other services for Cleco Corporation and its affiliates in the ordinary course of business.

                              Plan of Distribution

   We may sell debt securities:

  . through an underwriter or underwriters,

  . through dealers,

  . through agents,

  . directly to purchasers, including our affiliates, or

  . through a combination of any of these methods.

   We may authorize underwriters, dealers and agents to solicit offers by institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date. If we elect to use delayed delivery contracts, we will describe the date of delivery, the conditions of the sale and the commissions payable for solicitation of such contracts in the prospectus supplement.

   We will describe the terms of any offering of debt securities in the prospectus supplement, including:

  . the method of distribution,

  . the name or names of any underwriters, dealers, purchasers or agents, and any managing underwriter or underwriters,

  . the purchase price of the debt securities and the proceeds we receive from the sale,

  . any underwriting discounts, agency fees or other form of underwriters' compensation,

  . any discounts and concessions allowed, reallowed or paid to dealers or agents, and

  . the expected time of delivery of the offered debt securities.

   We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

   If we use underwriters to sell our debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if any are purchased. In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

   If we use a dealer to sell debt securities, we will sell the debt securities to the dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the debt securities they offer and sell. If we elect to use a dealer to sell debt securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

   Debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

   Underwriters, agents, dealers and some purchasers participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

   Unless we inform you otherwise in the prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with direct sales of debt securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

   We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our debt securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

   Each series of debt securities will be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange. However, we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of debt securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the debt securities will develop.

   In connection with an offering, the underwriters or agents may purchase and sell debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities. Syndicate short positions involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if the debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

                             Validity of Securities

   The validity of the debt securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Phelps Dunbar, L.L.P., New Orleans, Louisiana, will pass on all matters of Louisiana law in this connection. Any underwriters will be advised about the validity of the debt securities and other legal matters by their own counsel.

                                    Experts

   The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said Firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   Cleco Corporation (the "Company") estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

   Securities and Exchange Commission filing fee...................... $ 29,040
   Blue sky expenses..................................................   10,000
   Attorneys' fees and expenses.......................................  100,000
   Independent accountant's fees and expenses.........................   20,000
   Printing and engraving expenses....................................    5,000
   Rating agency fees.................................................   50,000
   Trustee's fees and expenses........................................    5,000
   Miscellaneous expenses.............................................    5,000
                                                                       --------
     Total............................................................ $224,040
                                                                       ========

Item 15. Indemnification of Directors and Officers.

   Section 83 of the Business Corporation Law of the State of Louisiana (the "LBCL") provides that a corporation may indemnify any person against whom an action, suit or proceeding is brought or threatened, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another business, corporation, partnership or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, the indemnity is limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with a defense or settlement; provided that no indemnity may be made in respect of any matter in which the person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in performance of his duty to the corporation unless and only to the extent that the court determines upon application that such person is fairly and reasonably entitled to such indemnity. To the extent a person has been successful on the merits or otherwise in defense of any action, the statute provides that he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Section 83 also provides for, among other things, procedures for indemnification; advancement of expenses; non-exclusivity of the provisions of Section 83 with respect to indemnification and advancement of expenses; and insurance, including self-insurance, with respect to liabilities incurred by directors, officers and others.

   Article IV of the Bylaws of the Company provides that the Company shall indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (any such threatened, pending or completed proceeding being hereinafter called a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law, from and against expenses, including attorney's fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein; provided, however, that, subject to certain exceptions set forth therein, the Company shall indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the board of directors.

   The Bylaws further provide that (i) the Company shall from time to time pay, in advance of final disposition, all Expenses (as therein defined) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding, (ii) the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of the Bylaws shall restrict the indemnification rights granted by the Bylaws as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal, (iii) any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and legal representative of such person and (iv) the right of indemnification and to receive advancement of expenses contemplated by Section 1 of Article IV of the Bylaws are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person's willful or intentional misconduct. The Bylaws also set forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

   The Bylaws also provide that the Company (i) may procure or maintain insurance or other similar arrangement, at its expense, to protect itself and any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not the Company would have the power to indemnify such person against such expense or liability and (ii) shall indemnify officers and directors of the Company to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under the Bylaws, as provided in policies covering liabilities up to $85 million incurred by directors and officers in their capacities as such, and has fiduciary and employee benefit liability insurance policies covering liabilities up to $65 million incurred by directors, officers and certain other employees of the Company in connection with the administration of the Company's employee benefit plans.

   Section 24(C)(4) of the LBCL provides that a corporation may eliminate or limit the liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 92(D) of the LBCL relating to unlawful dividends and other unlawful distributions, payments or returns of assets and (iv) for any transaction from which the director or officer derived an improper personal benefit. The Company's Articles of Incorporation include a provision consistent with Section 24(C)(4) of the LBCL. Such provision further provides that (a) if the LBCL is subsequently amended to authorize action further eliminating or limiting a director's or officer's liability, such liability will be eliminated or limited to the fullest extent permitted by such law, as so amended, and (b) if such provision limiting or eliminating liability is repealed or modified, the right or protection of a director or officer of the Company existing at the time of such repeal or modification will not be affected thereby.

Item 16. Exhibits.

   See Index to Exhibits at page II-6.

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on May 5, 2000.

                                          CLECO CORPORATION

                                             /s/ David M. Eppler
                                          By:__________________________________

                                             David M. Eppler

                                             Chief Executive Officer,
                                             President and Director

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ David M. Eppler             Chief Executive Officer,       May 5, 2000
______________________________________  President and Director
           David M. Eppler              (Principal Executive
                                        Officer)

       /s/ Thomas J. Howlin            Senior Vice President--        May 5, 2000
______________________________________  Financial Services and
           Thomas J. Howlin             Chief Financial Officer
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Director                       May 5, 2000
______________________________________
          Sherian G. Cadoria

                  *                    Director                       May 5, 2000
______________________________________
          Richard B. Crowell

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                       May 5, 2000
______________________________________
          J. Patrick Garrett

                  *                    Director                       May 5, 2000
______________________________________
          F. Ben James, Jr.

                  *                    Director                       May 5, 2000
______________________________________
            Elton R. King

                  *                    Director                       May 5, 2000
______________________________________
        A. DeLoach Martin, Jr.

                  *                    Director                       May 5, 2000
______________________________________
          Robert T. Ratcliff

                  *                    Director                       May 5, 2000
______________________________________
          Edward M. Simmons

                  *                    Director                       May 5, 2000
______________________________________
        William H. Walker, Jr.

     /s/ Michael P. Prudhomme
*By: _________________________________
         Michael P. Prudhomme
           Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit                                             Report or         Exhibit
 Number          Document Description          Registration Statement Reference
 -------         --------------------          ---------------------- ---------
  1*     Form of Underwriting Agreement
  4.1    Form of Senior Indenture
  4.2    Form of Subordinated Indenture
  4.3    Form of Senior Debt Security
         (included in Exhibit 4.1)
  4.4    Form of Subordinated Debt Security
         (included in Exhibit 4.2)
  5      Opinion of Baker Botts L.L.P.
 12.1**  Statement Regarding Computation of    Form 10-K for the          12
         Ratios for the twelve-month periods   year ended December
         ended December 31, 1999, 1998,        31, 1999
         1997, 1996 and 1995
 23.1    Consent of PricewaterhouseCoopers
         LLP
 23.2    Consent of Baker Botts L.L.P.
         (included in Exhibit 5)
 24.1*** Power of Attorney
 25.1    Statement of Eligibility under the
         Trust Indenture Act of 1939, as
         amended (the "Trust Indenture
         Act"), of Bank One, N.A. under the
         Senior Indenture
 25.2    Statement of Eligibility under the
         Trust Indenture Act of Bank One,
         N.A. under the Subordinated
         Indenture

--------
  * To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
 ** Incorporated herein by reference as indicated.

*** Previously filed.